Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merus N.V.

We consent to the use of our report dated March 16, 2020, with respect to the consolidated balance sheets of Merus N.V. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG Accountants N.V.

Rotterdam, the Netherlands

January 21, 2021